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                                                                    Exhibit 15.1


November 6, 2002

Premcor Inc.
1700 East Putnam Avenue
Suite #500
Old Greenwich, CT 06870


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Premcor Inc. and subsidiaries for the three-month and nine-month periods ended September 30, 2002 and 2001, as indicated in our report dated November 6, 2002 (which report includes an explanatory paragraph relating to the Company's change in accounting method related to stock-based compensation issued to employees). Because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, is incorporated by reference into Registration Statement No. 333-87210 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


Yours truly,



DELOITTE & TOUCHE LLP